Exhibit 99.1

Press RELEASE

GMH Communities Trust

10 Campus Boulevard

Newtown Square, PA  19073

FOR IMMEDIATE RELEASE

GMH Communities Trust Announces Third Quarter 2006 Results

NEWTOWN SQUARE, Pa., November 13, 2006 — GMH Communities Trust (NYSE:GCT), one of the leading providers of housing, lifestyle and community solutions for college students and members of the U.S. military and their families, today reported results for the third quarter and nine-month period ended September 30, 2006.

The Company reported a net loss for the third quarter ended September 30, 2006 of $4.3 million, or a loss of $0.10 per diluted share, on total revenues of $73.6 million, as compared to a net loss of $32,000 for the third quarter of 2005, or $0.00 per diluted share, on total revenues of $65.1 million. FFO for the third quarter of 2006 was $2.5 million, or $0.03 per diluted share, compared to $8.3 million, or $0.13 per diluted share, in the third quarter of 2005.  Net income and FFO for the 2006 quarter included the effects of charges totaling $1.8 million, or $0.03 per diluted share (before minority interest and taxes), relating to the Company’s Audit Committee investigation and the operations of the Special Committee of the Company’s Board of Trustees. The operating results for the third quarter of 2006 also included an increased net loss from the student housing segment of $2.7 million, and increased net income from the military housing segment of $0.3 million, as compared to the same period in the prior year. The Company had 73,116,458 weighted-average diluted common shares and units of limited partnership interests outstanding during this period.

For the nine months ended September 30, 2006, the Company reported a net loss of $3.7 million, or $0.09 per diluted share, on total revenues of $211.7 million, as compared to a net income of $2.2 million, or $0.07 earnings per diluted share, on total revenues of $155.8 million for the same period during 2005.  FFO for the nine-month period was $24.3 million, or $0.33 per diluted share, compared with $28.9 million, or $0.46 per diluted share, during the 2005 nine-month period. As stated above, net income and FFO were negatively impacted by the charges associated with the Audit Committee investigation and the operations of the Special Committee, which totaled $6.7 million, or $0.09 per diluted share, for the nine-month period ended September 30, 2006. The Company had 72,304,476 weighted-average diluted common shares and units of limited partnership interest outstanding for the nine months ended September 30, 2006.

Of our student housing portfolio, there are 46 properties that the Company owned during all of the three months ended September 30, 2006 and September 30, 2005, and 30 properties that the Company owned during all of the nine months ended September 30, 2006 and September 30, 2005. We refer to these properties as our “same store properties” for the respective periods.  Revenues for the same store properties for the three months ended September 30, 2006 remained essentially unchanged as compared to the same period in 2005, and decreased slightly by 1.7% for the nine months ended September 30, 2006. Revenue increases from increased rental rates at these same store properties were offset by lower than anticipated occupancy levels primarily affecting several of the same store properties. In addition, the Company experienced increased property operating expenses for the three and nine months ended September 30, 2006 as compared to the same periods in 2005, primarily as a result of increases in utility expenses, payroll expenses, bad debt expenses relating to uncollected rents, and repairs and maintenance expenses experienced throughout our entire student housing portfolio. Management is implementing new policies and procedures relating to capital spending and maintenance, purchasing activities and rent collections that are designed to improve operating results at our properties in future periods. Additional details regarding these results will be included in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q, expected to be filed with the Securities and Exchange Commission as of Tuesday, November 14, 2006.

Reconciliations of FFO to net income (loss) and FFO per diluted share to earnings (loss) per diluted share, the most directly comparable GAAP measures, are included in a schedule accompanying this press release.

Student Housing Summary

During the third quarter of 2006, the Company acquired two student housing properties, one in San Diego, CA and one in Mankato, MN, containing a total of 203 units/696 beds.  The aggregate purchase price for these properties was approximately $41.4 million and was financed through the placement of new mortgage debt on the properties and borrowings under the Company’s credit facility.  GMH placed $28.6 million in 10-year, interest-only mortgage debt with a fixed annual interest rate of 5.97% on the San Diego property and $2.9 million in 10-year, interest-only mortgage debt with a fixed annual interest rate of 6.19% on the Mankato property.

During the quarter, the Company also completed the acquisition of five contiguous parcels of land for the development of student housing near Sam Houston State University in Huntsville, TX.  These land parcels were acquired for an aggregate purchase price of approximately $1.8 million and were primarily financed from borrowings under the Company’s credit facility.

As of September 30, 2006, the Company provided management services for 18 student housing properties owned by others, containing a total of 3,293 units and 10,752 beds, and provided consulting services for one student housing property owned by others which was under construction, and, when complete, will contain a total of 421 units and 1,658 beds.

For the three months ended September 30, 2006, net loss relating to the Company’s student housing segment was approximately $3.7 million based on total revenues of approximately $48.6 million, as compared to net loss of approximately $1.0 million based on total revenues of approximately $37.3 million for the three months ended September 30, 2005. Revenues for same store properties were $33.4 million for the three months ended September 30, 2006, as compared to $33.1 million for the three months ended September 30, 2005, representing a $300,000, or 0.9%, increase in revenues. For the three months ended September 30, 2006 and 2005, property operating expenses for same store properties were $21.3 million and $18.3 million, respectively, representing a $3.0 million, or 16.6%, increase in expenses.

For the nine months ended September 30, 2006, net loss relating to the Company’s student housing segment was approximately $1.3 million based on revenues of approximately $141.3 million, as compared to net income of $1.0 million based on revenues of $97.3 million for the nine months ended September 30, 2005. Revenues for same store properties were $68.4 million for the nine months ended September 30, 2006, as compared to $69.6 million for the nine months ended September 30, 2005, representing a $1.2 million, or 1.7% decrease in revenues.  For the nine months ended September 30, 2006, property operating expenses for same store properties were $9.4 million, as compared to $8.0 million for the nine months ended September 30, 2005, representing a $1.4 million, or 17.4%, increase in expenses.

As of November 13, 2006, the Company’s owned student housing portfolio totaled 76 properties, containing 14,205 units with 46,132 beds, and seven land parcels.  As of November 13, 2006, occupancy of the Company’s student housing portfolio was 94.2%.

Military Housing Summary

As of September 30, 2006, the Company earned fees for providing development, construction/renovation and management services to nine military housing projects, encompassing 21 military bases totaling 17,093 end-state housing units.

During the third quarter of 2006, financing was secured for the Carlisle/Picatinny project, for which the Company assumed management and maintenance services in the second quarter of 2006.

For the three months ended September 30, 2006, net income relating to the Company’s military housing segment was approximately $2.9 million based on total revenues of approximately $25.0 million, as compared to net income of approximately $2.6 million based on total revenues of approximately $27.8 million for the three months ended September 30, 2005.

For the nine months ended September 30, 2006, net income relating to the Company’s military housing segment was approximately $9.1 million based on total revenues of approximately $70.1 million, as compared to net income of approximately $6.0 million based on total revenues of approximately $57.9 million for the nine months ended September 30, 2005.

Recent Developments

•                                          On October 23, 2006 the Department of the Army announced that GMH’s military housing division was selected to design, construct and manage single soldier housing at Fort Bliss, El Paso, Texas and Fort Stewart, Hinesville, Georgia. These two projects are among the first unaccompanied personnel housing privatization projects planned by the Army.

•                                          In October 2006 the Company completed the acquisition of a portfolio of 11 student housing properties from Capstone Development Corporation. The purchase price for the entire portfolio was approximately $223 million.  The Capstone portfolio consisted entirely of purpose-built student housing communities located in 11 states, and containing an aggregate of 2,214 units/ 7,194 beds. The portfolio has an average occupancy rate of 95.3% for the 2006-2007 academic year.

•                                          On October 2, 2006 the Company announced the completion of a new $250 million secured, revolving line of credit with Wachovia Bank, N.A. Simultaneous with the placement of this new facility, the Company used approximately $128 million in initial advance funds to repay the outstanding indebtedness under and terminate the Company’s former syndicated credit facility with Bank of America, N.A., as Administrative Agent.  In addition, the new line was drawn to fund the Capstone Portfolio acquisitions and the third quarter dividend paid in October 2006.  The remaining capacity is available for approved capital expenditures and general working capital needs, subject to Wachovia’s approval.

2006 Third Quarter Dividend

On September 15, 2006 the Company announced a regular quarterly dividend of $0.2275 per share on its common shares of beneficial interest, which was paid on October 13, 2006 to shareholders of record at the close of business on September 29, 2006.

No Further Updates on Earnings Guidance for 2006 or Special Committee Process

The Company is not providing guidance for 2006 or 2007 pending completion of the Special Committee’s process. The Company will provide a further update on the status of the Special Committee’s process when authorized to do so by the Special Committee.

Investor Conference Call To Be Announced By Separate Press Release

Management expects to issue a separate press release announcing the date and time of an investor conference call to review its results of operations for the three and nine months ended September 30, 2006.

Supplemental Information

The Company will produce a supplemental information package that provides details regarding its operating performance, investing activities and overall financial position for the third quarter of 2006. A copy of this supplemental information package will be available on the Company’s website at www.gmhcommunities.com under the Investor Relations section.

Non-GAAP Financial Measures

This press release contains non-GAAP (“Generally Accepted Accounting Principles”) information that is generally provided by most publicly traded REITs and that we believe may be of interest to the investment community. Reconciliations of all non-GAAP financial measures to GAAP financial measures are included in a schedule accompanying this press release.

About GMH Communities Trust

GMH Communities Trust (www.gmhcommunities.com) is a publicly-traded Maryland real estate investment trust (REIT). We are a self-advised, self- managed, specialty housing company focused on providing housing to college and university students residing off-campus and to members of the U.S. military and their families residing on or near bases throughout the United States. GMH Communities also provides property management services to third-party owners of student housing properties, including colleges, universities, and other private owners. The Company, based in Newtown Square, PA, employs more than 2,100 people throughout the United States.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are based on our current expectations, estimates and projections about future events and financial trends affecting us are “forward-looking statements.” Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate” or other comparable terminology, and include the timing of our filings with the Securities and Exchange Commission. These statements are inherently subject to risks and uncertainties, including risks relating to our business presented in our filings with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information contact:

At the Company	Financial Relations Board
Kathleen M. Grim	Joseph Calabrese
kgrim@gmh-inc.com	(General)
610-355-8206	(212) 827-3772
10 Campus Blvd.
Newtown Square, PA 19073

Gregory FCA Communications

(Media contact)

Greg Matusky

greg@gregoryfca.com

610.642.8253

*******Financial Tables Follow *******

See Supplemental Information Package for Additional Financial Information

GMH COMMUNITIES TRUST

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and number of shares)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Real estate investments:
Student housing properties	$1,413,617	$1,210,255
Accumulated depreciation	55,685	29,039
	1,357,932	1,181,216
Corporate assets:
Corporate assets	8,943	8,178
Accumulated depreciation	829	565
	8,114	7,613
Cash and cash equivalents	7,107	2,240
Restricted cash	16,416	11,625
Accounts and other receivables, net:
Related party	15,293	19,191
Third party	4,470	2,925
Investments in military housing projects	37,356	37,828
Deferred contract costs	1,743	1,063
Deferred financing costs, net	3,947	4,088
Lease intangibles, net	713	3,201
Deposits	9,865	2,856
Other assets	5,243	4,105
Total assets	$1,468,199	$1,277,951
LIABILITIES AND BENEFICIARIES’ EQUITY
Notes payable	$829,789	$692,069
Line of credit	128,000	36,000
Accounts payable	4,178	5,566
Accrued expenses	31,145	21,253
Dividends and distributions payable	16,571	16,227
Other liabilities	28,938	21,337
Total liabilities	1,038,621	792,452
Minority interest	164,218	188,633
Commitments and contingencies (Note 9)	—	—
Beneficiaries’ equity:
Common shares of beneficial interest, $0.001 par value; 500,000,000 shares authorized, 41,567,146 issued and outstanding at September 30, 2006, and 39,699,843 issued and outstanding at December 31, 2005	42	40
Preferred shares—100,000,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	326,072	325,455
Unearned share compensation	(817)	(320)
Cumulative earnings	2,617	6,310
Cumulative dividends	(62,554)	(34,619)
Total beneficiaries’ equity	265,360	296,866
Total liabilities and beneficiaries’ equity	$1,468,199	$1,277,951

GMH COMMUNITIES TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except share and per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Rent and other property income	$45,751	$35,409	$133,821	$91,013
Expense reimbursements:
Related party	17,309	20,096	48,364	40,552
Third party	1,965	1,299	4,690	3,876
Management fees:
Related party	2,131	1,755	6,271	5,085
Third party	766	611	2,421	2,156
Other fee income-related party	5,616	5,895	15,877	12,849
Other income	110	81	254	248
Total revenue	73,648	65,146	211,698	155,779
Operating Expenses:
Property operating expenses	27,628	18,906	65,563	41,104
Reimbursed expenses	19,274	21,395	53,054	44,428
Real estate taxes	4,464	3,184	13,042	8,339
Administrative expenses	3,802	2,992	12,102	8,768
Audit Committee and Special Committee expenses	1,822	—	6,698	—
Depreciation and amortization	10,276	8,550	31,340	24,958
Interest	13,147	8,989	35,777	21,247
Total operating expenses	80,413	64,016	217,576	148,844
(Loss) income before equity in earnings of unconsolidated entities, income taxes and minority interest	(6,765)	1,130	(5,878)	6,935
Equity in earnings of unconsolidated entities	460	1,058	2,850	1,999
(Loss) income before income taxes and minority interest	(6,305)	2,188	(3,028)	8,934
Income taxes	1,307	2,254	3,494	4,512
(Loss) income before minority interest	(7,612)	(66)	(6,522)	4,422
Minority interest	(3,320)	(34)	(2,829)	2,183
Net (loss) income	$(4,292)	$(32)	$(3,693)	$2,239

Earnings (loss) per common share—basic	$(0.10)	$(0.00)	$(0.09)	$0.07

Earnings (loss) per common share—diluted	$(0.10)	$(0.00)	$(0.09)	$0.07
Weighted-average shares outstanding during the period:
Basic	41,491,841	30,350,989	40,678,959	30,350,989
Diluted	73,116,458	64,413,934	72,304,476	64,085,950
Common share dividend declared per share	$0.2275	$0.2275	$0.6825	$0.6825

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Funds From Operations

Funds from operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not a generally accepted accounting principle, or GAAP, financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. NAREIT defines FFO as net income (loss) before minority interest of unitholders, excluding gains (losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial tables included in the financial statements that we file with the Securities and Exchange Commission. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Diluted funds from operations per share (“Diluted FFO per share”)

Diluted FFO per share is (1) FFO adjusted to add back any convertible preferred share dividends and any other changes in FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares divided by (2) the sum of the (a) weighted average common shares outstanding during a period, (b) weighted average common units outstanding during a period and (c) weighted average number of potential additional common shares that would have been outstanding during a period if other securities that are convertible or exchangeable into common shares were converted or exchanged. However, the computation of Diluted FFO per share does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period. The Company believes that Diluted FFO per share is useful to investors because it provides investors with a further context for evaluating its FFO results in the same manner that investors use earnings per share in evaluating net income available to common shareholders. In addition, since most equity REITs provide Diluted FFO per share information to the investment community, the Company believes Diluted FFO per share is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that diluted EPS is the most directly comparable GAAP measure to Diluted FFO per share. Diluted FFO per share, as it is based on FFO, has most of the same limitations as FFO (described above); management compensates for these limitations by using the measure simply as a supplemental measure that is weighed in the balance with other GAAP and non-GAAP measures.

The following table presents a reconciliation of FFO to net income (loss), and FFO per diluted share to diluted Earnings (loss) per share, for the three and nine months ended September 30, 2006 (in thousands, except for per share data):

Three months ended
September 30, 2006

FUNDS FROM OPERATIONS (FFO):
Net loss	$(4,292)

Add:
Minority interest	(3,320)
Depreciation on real property	9,425
Amortization of lease intangibles	712
FFO	$2,525

FFO per share/unit - basic	$0.03
Weighted-average shares/units outstanding - basic	73,116,458

FFO per share/unit - fully diluted	$0.03
Weighted-average shares/units outstanding - fully diluted	73,127,527

EPS - basic	$(0.10)
Weighted-average shares outstanding - basic	41,491,841

EPS - fully diluted	$(0.10)
Weighted-average shares outstanding - fully diluted	73,116,458

Nine months ended
September 30, 2006

FUNDS FROM OPERATIONS (FFO):
Net loss	$(3,693)

Add:
Minority interest	(2,829)
Depreciation on real property	26,754
Amortization of lease intangibles	4,112
FFO	$24,344

FFO per share/unit - basic	$0.34
Weighted-average shares/units outstanding - basic	72,304,476

FFO per share/unit - fully diluted	$0.33
Weighted-average shares/units outstanding - fully diluted	73,408,044

EPS - basic	$(0.09)
Weighted-average shares outstanding - basic	40,678,959

EPS - fully diluted	$(0.09)
Weighted-average shares outstanding - fully diluted	72,304,476